Exhibit 99.1

Contact:

Michael G. McAuley

Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

November 6, 2017

Ampco-Pittsburgh Corporation Announces Third Quarter 2017 Results

Carnegie, PA, November 6, 2017 – Ampco-Pittsburgh Corporation (NYSE: AP) reported sales for the three and nine months ended September 30, 2017, of $103.9 million and $318.0 million, respectively, compared to $82.9 million and $239.7 million, respectively, for the three and nine months ended September 30, 2016. The current year periods include sales of $8.1 million and $36.4 million, respectively, associated with the November 2016 acquisition of ASW Steel Inc. (“ASW”). In addition, the Corporation experienced higher sales of forged engineered products for the oil and gas industry and, for the nine months ended, higher sales of mill rolls compared to the prior year periods.

Loss from operations for three and nine months ended September 30, 2017, was $3.2 million and $7.6 million, respectively, compared to loss from operations of $4.9 million and $14.8 million for the respective prior year periods. Net loss for the three and nine months ended September 30, 2017, was $2.2 million or $0.18 per common share and $8.9 million or $0.72 per common share, respectively. This compares to net loss for the comparable prior year periods of $27.4 million or $2.23 per common share and $36.8 million or $3.10 per common share. The prior year quarter included the impact of establishing a $26.9 million valuation allowance against certain of the Corporation’s deferred income tax assets, which impacted net loss per common share by $2.19.

Sales for the Forged and Cast Engineered Products segment for the three and nine months ended September 30, 2017, rose 30% and 43%, respectively, compared to prior year. For Q3 2017, higher sales of forged engineered products for the oil and gas industry and sales from the acquired ASW accounted for the majority of the increase. For September year to date, the sales increase was led by the acquisition effect of ASW, higher sales of forged and cast mill rolls, and higher sales for forged engineered products for the oil and gas industry. The segment recorded modest operating losses for both the three and nine months ended September 30, 2017, as higher operating and raw material costs and lower absorption from the idling of a cast roll foundry were only partly offset by the impact of higher sales volumes and roll pricing. This compares to larger operating losses in the prior year periods, which reflected comparatively lower sales volumes, lower pricing, lower absorption of plant capacity and unfavorable purchase accounting effects associated with the Åkers Group acquisition.

Third quarter sales for the Air and Liquid Processing segment increased 11% from prior year, as higher shipment volumes of custom air handlers and heat exchange coils more than offset lower volumes of centrifugal pumps. For the nine months ended September 30, 2017, segment sales increased 4%, led by increased shipment volumes of custom air handlers and centrifugal pumps. As a result, operating income in both the third quarter and year-to-date rose modestly compared to prior year.

Remarking on the quarter, John Stanik, Ampco-Pittsburgh’s Chief Executive Officer said, “We are disappointed in our Q3 performance. Extended plant downtime due to maintenance issues and production bottlenecks associated with our ramp-up to meet significantly higher volumes negatively impacted our results. We are addressing these issues as quickly as possible to meet simultaneously increasing demand for both roll products and fracking blocks.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Monday, November 6, 2017, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the third quarter ended September 30, 2017. If you would like to participate in the conference call, please register using the link below or by dialing 1-844-308-3408 at least five minutes before the 10:30 a.m. ET start time.

We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, please go to: http://dpregister.com/10113284

Those without internet access or unable to pre-register may dial in by calling:

•	Participant Dial-in (Toll Free):	1-844-308-3408

•	Participant International Dial-in:	1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales	$103,886	$82,861	$317,952	$239,740

Cost of products sold (excl depreciation and amortization)	87,295	67,267	263,975	195,824
Selling and administrative	14,243	15,045	44,444	43,740
Depreciation and amortization	5,451	5,490	17,019	14,945
Loss (gain) on disposal of assets	110	—	109	(9)

Total operating expense	107,099	87,802	325,547	254,500

Loss from operations	(3,213)	(4,941)	(7,595)	(14,760)
Other expense – net	(494)	(1,001)	(3,025)	(635)

Loss before income taxes	(3,707)	(5,942)	(10,620)	(15,395)
Income tax benefit (provision)	1,804	(21,602)	1,771	(21,627)
Equity earnings in Chinese joint venture	—	4	535	115

Net loss before non-controlling interest	(1,903)	(27,540)	(8,314)	(36,907)
Net income (loss) attributable to non-controlling interest	299	(158)	584	(149)

Net loss	$(2,202)	$(27,382)	$(8,898)	$(36,758)

Loss per common share:
Basic	$(0.18)	$(2.23)	$(0.72)	$(3.10)

Diluted	$(0.18)	$(2.23)	$(0.72)	$(3.10)

Weighted-average number of common shares outstanding:
Basic	12,361	12,271	12,320	11,844

Diluted	12,361	12,271	12,320	11,844